AMERICAN ANNUITY GROUP, INC.

                   EXHIBIT 21 - SUBSIDIARIES OF THE REGISTRANT


   The following is a list  of subsidiaries of AAG at  December 31, 1999.   All
   corporations are subsidiaries of AAG and, if indented, subsidiaries of the company under which they are listed.

   Name of Company
   AAG Holding Company, Inc.                         Ohio            100%
     Great American Life Insurance Company           Ohio            100
       Annuity Investors Life Insurance Company      Ohio            100
       GALIC of New York                             New York        100
       Loyal American Life Insurance Company         Ohio            100
       United Teacher Associates Insurance Company   Texas          99.9
     American Annuity Group Capital Trust I          Delaware        100
     American Annuity Group Capital Trust II         Delaware        100
     American Annuity Group Capital Trust III        Delaware        100
   Great American Life Assurance Company of
     Puerto Rico, Inc.                               Puerto  Rico   99.9


   The names of certain subsidiaries are omitted, as such subsidiaries in the aggregate would not constitute a significant subsidiary.

   See Part I, Item 1 of this Report for a description of certain companies in which AAG owns a significant portion and accounts for under the equity method.


                                       E-3